Free Writing Prospectus dated September 6, 2007	Filed Pursuant to Rule 433(d)
Registration Statement No. 333-145845
September 6, 2007

USD$2,050,000,000 5-yr fixed rate notes

Issuer:	Barclays Bank PLC

Issuer ratings:	Aa1 (Moody’s) / AA (S&P)

Status:	Senior / Unsecured

Legal format	SEC registered

Principal amount:	USD 2,050,000,000

Trade date:	06 September 2007

Settlement date:	12 September 2007

Maturity date:	12 September 2012

Coupon:	5.450%

Interest payment dates:	March 12 and September 12, commencing on March 12, 2008

Coupon calculation:	30/360 unadjusted

Business days:	London and New York

Reoffer level:	CT5+130 bps

Reoffer price:	5.493%

Reoffer price	99.814%

Fees	0.30%

All-in level:	CT5+ 137 bps

All-in price:	99.514%

Net proceeds:	USD 2,040,037,000

Principal redemption:	100%

Sole lead manager:	Barclays Capital

Co-managers:	Citi, Wachovia

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

CUSIP:	06738G UZ1

ISIN:	US06738GUZ17

This document includes disclosure about Barclays Bank PLC’s debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Markets at toll-free 1-888-227-2275 (extension 2663).

Investing in the notes involves risk. You should carefully consider the risks and the other information contained in the prospectus relating to the notes, the 2006 Annual Report on Form 20-F and any other documents incorporated by reference in the prospectus before deciding to invest in the securities.